UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 1, 2009
ViaSat, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-21767	33-0174996

(State or Other Jurisdiction of	(Commission File No.)	(I.R.S. Employer
Incorporation)		Identification No.)
6155 El Camino Real
Carlsbad, California 92009
(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 1, 2009, ViaSat, Inc. entered into a Fourth Amended and Restated Revolving Loan Agreement (the “Loan Agreement”) by and among ViaSat, Banc of America Securities LLC, Bank of America, N.A., JPMorgan Chase Bank, N.A., Union Bank, N.A. and a group of other lenders. The Amended Facility amends and restates ViaSat’s existing revolving credit facility (the “Existing Facility”).
The Loan Agreement provides for a $170 million revolving credit facility (the “Amended Facility”) that is scheduled to expire on July 1, 2012. The interest rate applicable to outstanding balances under the Loan Agreement will be based on either Union Bank’s prime rate as announced from time to time, the Federal Funds rate plus 0.50% or the Eurodollar rate plus, in each case, an applicable margin that is based on the ratio of ViaSat’s debt to EBITDA. As with the Existing Facility, the Amended Facility is collateralized by substantially all of ViaSat’s personal property.
The Loan Agreement contains financial covenants, customary representations and warranties, and customary affirmative covenants and negative covenants. The Loan Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding amounts under the Loan Agreement immediately due and payable.
Certain of the lenders under the Amended Facility, and their respective affiliates, have performed, and may in the future perform for ViaSat and its affiliates, various commercial banking, investment banking, financial advisory or other services, for which they have received and/or may in the future receive customary compensation and expense reimbursement.
The description of the Loan Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Fourth Amended and Restated Revolving Loan Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2009	ViaSat, Inc.
	By:	/s/ Keven K. Lippert
Keven K. Lippert
Vice President and General Counsel

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